Contact: Michael Pawelek, Chairman and CEO 210-545-5994

News Release for Release at 9:00AM on November 18, 2008

South Texas Oil Company to Participate in Houston Energy Financial Forum

SAN ANTONIO - November 18, 2008 (PR Newswire) - South Texas Oil Company (Nasdaq: STXX) today announced that the Company’s CEO and Chairman Mike Pawelek will provide an update to investors and analysts at the Second Annual Houston Energy Financial Forum to be held in Houston from November 18-20, 2008. Mr. Pawelek is scheduled to present on Thursday, November 20, 2008 at 8:25 AM CST.

The accompanying slides for Mr. Pawelek’s presentation are available by logging onto www.southtexasoil.com. The conference will also be providing a webcast of the presentation which is available by logging onto http://www.omeda.com/cgi-win/ogfj.cgi?t=forum around the time of the presentation.

About South Texas Oil Company
San Antonio-based South Texas Oil Company (Nasdaq: STXX) is an independent energy company engaged in the acquisition, production, exploration and development of crude oil and natural gas. Our core operating areas include South Texas, the Gulf Coast and the Rocky Mountains. The Company controls a large inventory of lower-risk developmental / exploitation locations and higher-risk, high-reward exploration prospects. The Company leverages its geological and geophysical strengths by acquiring high-quality, operated properties and further enhances an asset's value through field-level cost reduction. It continually evaluates producing property acquisition opportunities complementary to its core operating areas. Please visit www.southtexasoil.com for additional information.

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